Consulting Agreement

This Consulting Agreement ("**Agreement** ") is made as of this August 13, 2020 ("**Effective Date** "), by and between New Momentum Corporation ("NNAX ") ,(the " **Company** "), at 1303 , 13F, Technology Plaza , 651 King 's Road , North Point , Hong Kong ;and **Venture Group Capital , LLC** , with an address of **25 Broadway , 9th floor , New York , NY 10004** ("**VGC** " or the " **Consultant** "). The Company and/or Consultant may each be referred to herein as a "**Party** ," and collectively as the " **Parties.**" .

Whereas , the Company desires to be introduced to sources of Financing as defined in paragraph 1(b) below, and VGC are desirous of acting as a finder for the purpose of introducing such sources to the Company.

Now, therefore, it is agreed to as follows:

1. Engagement of VGC

(a) VGC may, during the term hereof, on a non-exclusive basis, from time to time, seek to find and introduce to the Company individuals or entities, which may lead to sources of Financing for the Company (hereinafter referred to as a "Candidate"). The term Company means New Momentum Corporation ("NNAX "), or any of its subsidiaries , affiliates , or principles . The term Candidates means all individuals or entities whose existence becomes known to the Company as a direct or indirect result of any introduction of any Candidate by VGC , including but not limited to, any subsidiary , parent , division or affiliate (including without limitation a broker) of a Candidate . The Candidates , including their affiliated persons , shall be identified in Exhibit A attached hereto . Such exhibit shall identify the initial Candidates . Thereafter , Exhibit A shall be amended from time to time by the parties by VGC transmitting such amended Schedule A to the Company . An officer of the Company shall initial and return , via facsimile , phone or confirming e-mail , approving or disapproving such amendment . The Company agrees that it will act in good faith and that the purpose of this procedure is to document in an orderly and reasonable manner the Candidates . VGC agree that it is not an agent of the Company and may not bind or obligate the Company . Neither party is obligated to deal exclusively with the other . The Company understands the VGC may submit any Candidate in which the Company has expressed an interest to other prospects . The Company is not obligated nor required to accept any offer of any Candidate produced by VGC , and the Company may refuse in its sole discretion to enter into, negotiate, execute, perform in whole or any part, conclude, or consummate any agreement for the Financing, without liability to VGC regardless of any fault or default on the Company's part.

(b) "Financing" shall mean an equity or debt, merger, or sale of the Company.

2. Limitations of Agreement.

W D

This agreement shall in no way be construed as being an Agreement of partnership in such a way that any of the individual parties of this agreement shall not have any claim against any separate dealings, ventures, or assets of any other party nor shall be liable for any other party's commitments of liabilities in business or personal dealings or situations.

Essentially, the spirit behind this Agreement is one of mutual trust and confidence and the reliance on each other to do what is fair and equitable.

3. Representations and Warranties of VGC.

VGC represent and warrant that he:

(a) VGC represent and warrant that they are authorized to enter into this Agreement and that such Agreement is enforceable in accordance with its terms.

(b) VGC represent that they have consulted with their own counsel with respect to this Agreement.

4. Indemnity Agreement

(a) The Company shall indemnify and hold harmless VGC and corporate affiliates, directors, officers, agents and employees from any costs (including reasonable attorney's fees), expenses, losses, liabilities, suits, arbitrations, or settlements which may arise from written information concerning the Company's business operations which has been disclosed to VGC. Notwithstanding the foregoing, there shall be no obligation to hold harmless and indemnify VGC from claims against VGC, which arise out of VGC violation of such laws or regulations.

(b) The VGC shall indemnify and hold harmless the Company, its officers, directors, affiliates, agents, and employees from costs (including reasonable attorneys fees), expenses, losses, liabilities, suits, arbitrations, or settlements, which may arise from VGC gross negligence, willful misconduct, or breach of any of its representations contained herein.

(c) It is further agreed that the VGC, acting themselves, have done nothing more than to introduce the Company to the Candidates identified on Exhibit A.

W D

5. Other Services.

VGC on a non-exclusive basis shall perform the following services for the Company:

a) VGC shall introduce the Company to an investment bank, broker-dealer, or other third party for the purpose of representing the Company in the Financing (the "Investment Bank"). The Investment Bank shall also be identified in Exhibit A attached hereto which shall be amended from time to time by the parties by VGC transmitting such amended Schedule A to the Company. VGC will also act as the Company's adviser regarding future endeavor's and assist with speaking with shareholders and introducing potential JV/acquisitions to help enhance the company's revenue stream.

6. Fee Schedule

Financing Fee. VGC total compensation from the Company for there efforts and services hereunder relating to a Financing shall be a fee based on the amount of a Financing in connection with a Candidate with whom the Company enters into any transaction. The fee shall be paid only if, as, and when the " Closing," as hereafter defined, occurs. The fee shall be computed as a percentage of the aggregate gross proceeds received by the Company. VGC shall receive (i) a fee equal to a cash fee in an amount equal to ten percent (10%) of the total principal amount of gross proceeds from any Financing by any Candidate introduced to the Company by the VGC, such fee to be paid in cash, and (ii) ten percent (10 %) of the total Shares purchased or, in the event of the issuance of any form of equity , loan or convertible debt, the convertible equivalent in the form of options priced equivalent to the last trade of the publicly traded shares (the "Options"). The term "restricted" in this Agreement shall mean the Company' s common stock with legend providing for the resale restrictions of Rule 144 and the applicable provisions of the Securities Act of 1933, as amended (the "**Act**"). The Shares shall vest upon delivery to Consultant.

(a) It is understood that this "VGC fee" is not a standard commission or markup as that term is used in the brokerage industry.

(b) VGC Fee shall be due and payable upon the date of the Closing(s). The Company agrees to cooperate with VGC to arrange payment of the fee at Closing by wire transfer or bank check, at VGC option. The Company acknowledges that VGC Fee is separate and apart from, and in addition to, another other fee that may be charged to, or incurred by the Company, to any broker or other financial institution, included but not limited to a Candidate.

W D

7. Due Diligence

In order for a Candidate to complete its due diligence of the Company, the Candidate may request and the Company agrees, to provide such Candidate and its professionals with copies of filings, if any, with any federal, state, local authorities, including but not limited to, the Securities and Exchange Commission, state securities division, and regulatory agencies or organizations. The Company further agrees to provide on a timely basis any other documents reasonably requested, including but not limited to, corporate charter documents and board resolutions, contracts, leases, agreements, licenses, patents, trademarks, financial statements, and opinions of counsel. In addition, such Candidates and their professionals should have reasonable access to the Company's facilities, books, and records and have the ability to meet with principals and management of the Company.

8. Candidates' Identities To Be Held In Confidence

The Company hereby confirms that the identities of the Candidates as set forth on Exhibit A are the property of the VGC and shall remain so for the duration of this Agreement. The Company agrees to hold the identities of all Candidates supplied by VGC to the Company in confidence and not to disclose same to third parties except as necessary or desirable in connection with negotiations or discussions for the evaluation and consummation of any proposed transaction. The Company acknowledges that VGC have advised the Company that VGC and/or the Candidate may invite others to participate in raising financing. VGC further acknowledge and agree that the Candidates VGC intends to disclose are reasonably likely to be persons, institutions, and entities with which the Company is not likely to have a prior relationship.

9. Term of Agreement

The term of this Agreement shall be one (1) year from the date of execution (the "Term"). The Company may terminate this Agreement without cause upon five (5) days prior written notice to the other party. Any termination of this Agreement shall act as notice of non-renewal.

In the event that VGC introduce a Candidate to the Company, and as a result thereof a Financing shall take place with said Candidate, VGC shall be entitled to the fee in an amount provided in paragraph 5 above, and if a Company enters into any Financing with a Candidate as more fully defined in paragraph 1(a) and (b) above within three (3) years from the expiration of the Term, the Company acknowledges that VGC are entitled to the same fee referenced above.

10. Board Of Directors' Authorization

The Company acknowledges that its Board of Directors has authorized it to enter into this

WD

Agreement and has approved the terms herein

11. Miscellaneous

This Agreement constitutes the entire understanding of the parties concerning the subject matter herein contained. This agreement is made in the State of New York and shall be interpreted under the laws of the state of New York without regard to conflicts of law rules. This agreement supersedes all prior agreements and can only be amended in writing subscribed by the party to be charged therewith. Any action or proceeding in regard to this Agreement must be brought in the County of Richmond, State of New York.

12. Waiver.

A waiver of any breach of any provision of this Agreement must be in writing and shall not constitute or operate as a waiver of any other breach of such provision or of any other provision, nor shall any failure to enforce any provisions hereof operate as a waiver of such provision or of any other provision hereunder.

13. Counterparts.

This Agreement and any amendments hereto may be executed in counterparts, which together shall constitute a single, original instrument.

14. Successors and Assigns

This agreement shall inure to and be binding upon the parties hereto and their respective affiliates, heirs, legal representatives, successors and assigns.

In witness whereof, the parties have executed this agreement this 13 day of August 2020.

New Momentum Corporation

By: ______________________

Name: Leung Tin Lung David

Title: President & CEO

Venture Group Capital, LLC

By: ______________________

Name: William Stern

Title: Managing Partner

EXHIBIT A

CANDIDATES and INVESTMENT BANKS